Exhibit 99.1


   DXP Enterprises Announces First Quarter Results EPS Increases 25%


    HOUSTON--(BUSINESS WIRE)--May 2, 2003--DXP Enterprises Inc. (Nasdaq:DXPE) today announced net income of $0.5 million for the first quarter ending March 31, 2003, with earnings per share of $.10 compared to net income of $0.4 million before the effect of a change in accounting principle and earnings per share before the effect of a change in accounting principle of $.08 for the first quarter of 2002. Sales decreased slightly to $37.5 million from $37.6 million for the first quarter of last year.
    David R. Little, chairman and chief executive officer, said, "We are aggressively working to increase sales and have very recently invested in additional sales personnel for selling to selected markets. We expect this investment to result in increased sales in future quarters."
    Mac McConnell, chief financial officer, commented, "Comparing first quarter of 2003 to the same period in 2002, we reduced SGA expenses by $0.2 million. SGA expenses as a percentage of sales decreased to 22.5% from 22.9% for 2002."
    In July 2001, new standards were issued relating to accounting for goodwill. These standards took effect for the company on Jan. 1, 2002. As result of these new standards the company recorded a transitional impairment loss of $2.5 million before income taxes ($1.7 million after income taxes). This charge was reported as a cumulative effect of a change in accounting principle in the first quarter of 2002.
    DXP Enterprises Inc., based in Houston, is a leading distributor of products and services for industrial maintenance, repair, operations and capital equipment projects, and provides engineering expertise and logistics capabilities to industrial customers. DXP also provides fluid handling equipment, bearings, power transmission equipment, general mill supplies, safety supplies and electrical products to customers in the general manufacturing, energy, petrochemical, service and repair, and wood products industries.
    The Private Securities Litigation Reform Act of 1995 provides a "safe-harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company's filings with the Securities and Exchange Commission.


         UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       THREE MONTHS
                                                           ENDED
                                                         MARCH 31,
                                                      2003     2002
                                                     -------- --------
Sales                                                $37,461  $37,603
Cost of sales                                         27,975   27,976
                                                     -------- --------
Gross profit                                           9,486    9,627
Selling, general and administrative expense            8,414    8,602
                                                     -------- --------
Operating income                                       1,072    1,025
Other income                                              22       31
Interest expense                                        (343)    (419)
                                                     -------- --------
Income before income taxes                               751      637
Provision for income taxes                               283      271
                                                     -------- --------
Income before cumulative effect of a change in
      accounting principle                               468      366
Cumulative effect of a change in accounting principle     --   (1,729)
                                                     -------- --------
Net (loss) income                                        468   (1,363)
Preferred stock dividend                                  23       23
                                                     -------- --------
Net (loss) income attributable to common shareholders   $445  $(1,386)
                                                     ======== ========

Per share and share amounts before cumulative effect
of a change in accounting principle
    Basic earnings per common share                    $0.11    $0.08
                                                     ======== ========
    Common shares outstanding                          4,072    4,072
                                                     ======== ========
    Diluted earnings per share                         $0.10    $0.08
                                                     ======== ========
    Common and common equivalent shares outstanding    4,533    4,549
                                                     ======== ========
Cumulative effect of a change in accounting principle
per share - basic and diluted                             --   $(0.42)
                                                     ======== ========
Basic income (loss) per share                          $0.11   $(0.34)
                                                     ======== ========
Common shares outstanding                              4,072    4,072
                                                     ======== ========
Diluted income (loss) per share                        $0.10   $(0.34)
                                                     ======== ========
Common and common equivalent shares outstanding        4,533    4,072
                                                     ======== ========


    CONTACT: DXP Enterprises Inc., Houston
             Mac McConnell, 713/996-4700
             www.dxpe.com